UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

June 1, 2017

PATTERSON COMPANIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	0-20572	41-0886515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(Address of Principal Executive Offices, including Zip Code)

(651) 686-1600

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e) On June 1, 2017, Patterson Companies, Inc. (the “Company”) announced that Scott P. Anderson has stepped down as the Company’s President, Chief Executive Officer and Chairman of the Board, effective immediately, and that James W. Wiltz, a current director and the Company’s former Chief Executive Officer, has been appointed by the Company’s Board of Directors (the “Board”) to serve as the Company’s Interim President and Chief Executive Officer while the Company conducts a search for a successor. The Board has formed a search committee to implement an immediate search.

Mr. Anderson will continue to serve as a director of the Company until the 2017 Annual Meeting of Shareholders, but he will not stand for re-election.

Mr. Wiltz, age 72, served as our President and Chief Executive Officer from May 2005 until April 2010. Mr. Wiltz served as our President and Chief Operating Officer from April 2003 through May 2005. He began working with us in September 1969. From 1996 to 2003, Mr. Wiltz served as President of our subsidiary, Patterson Dental Supply, Inc. Since January 2010, Mr. Wiltz has served as a director of HealthEast Care System, a non-profit healthcare provider, and on its finance committee. He has been one of our directors since March 2001. Mr. Wiltz will continue as a member of the Board during the term of his service as Interim President and Chief Executive Officer. There are no familial relationships between Mr. Wiltz and any other director or executive officer of the Company. There are no transactions in which Mr. Wiltz has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with the transition, Mr. Anderson and the Company entered into a Transition Agreement, dated June 1, 2017, which is filed as Exhibit 10 to this Current Report on Form 8-K and is incorporated by reference herein. Under the terms of the agreement, Mr. Anderson will serve in a non-officer Special Advisor capacity through July 1, 2019 during which period he has agreed to be available to the Company to advise on certain matters at its sole request. Upon July 1, 2019, Mr. Anderson will retire from the Company (the “Retirement Date”). The period between June 1, 2017 and the Retirement Date or Mr. Anderson’s earlier termination date is the “Transition Period.” Mr. Anderson will remain subject to termination for cause during the Transition Period. Mr. Anderson has also agreed to certain non-compete and non-solicit provisions described below.

During the Transition Period, conditioned upon Mr. Anderson’s continued employment during that time, he will (a) continue to be paid his current annualized salary of $820,000, (b) not be eligible for any bonuses or further equity awards, (c) continue to vest in his existing equity awards, and (d) remain eligible to participate in the Company’s Capital Accumulation Plan and the Company’s other employee benefit plans, subject to plan terms. Upon signing a separation and release agreement at the end of the Transition Period, unless he has been terminated for cause, Mr. Anderson will receive a severance payment of $1,100,000 (the “Severance Payment”), which amount will be paid in installments over the course of the non-competition provision described below. If Mr. Anderson breaches any provision of the Transition Agreement or his employment is terminated by the Company prior to the Retirement Date with cause, payment obligations to Mr. Anderson cease and he would be obligated to repay to the Company all moneys paid to him to which he would not otherwise be entitled absent the Transition Agreement. Among the commitments entered into in the Transition Agreement, Mr. Anderson has agreed to post-employment non-compete and non-solicitation provisions through June 30, 2020, as well as a non-disclosure provision. If Mr. Anderson is terminated for cause prior to the Retirement Date, he has acknowledged and agreed that, despite being ineligible to receive the Severance Payment, he will nevertheless remain bound by these and his other commitments contained in the Transition Agreement.

As a consequence of assuming the role of Interim Chief Executive Officer, Mr. Wiltz will receive a monthly base salary of $80,000. He will be eligible to participate in the Company’s employee benefit plans, subject to plan terms. He will also be eligible for a discretionary bonus in cash or equity at the end of his interim service.

Item 7.01	Regulation FD Disclosure.

A copy of the press release issued by the Company on June 1, 2017 announcing the leadership changes described herein is furnished as Exhibit 99 to this Current Report on Form 8-K and is incorporated by reference herein. The information in Exhibit 99 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filing under the Securities Act.

Item 8.01	Other Events

John D. Buck, currently the Company’s Lead Director, will assume the role of non-executive Chairman, effective June 1, 2017. For his service as non-executive Chairman, Mr. Buck will receive a $100,000 annual cash retainer.

Item	9.01 Financial Statements and Exhibits.

(d) Exhibits

10	Transition Agreement by and between Patterson Companies, Inc. and Scott P. Anderson, dated June 1, 2017.

99	Press Release of Patterson Companies, Inc., dated June 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATTERSON COMPANIES, INC.

Date: June 1, 2017	By:	/s/ Les B. Korsh
Les B. Korsh
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10	Transition Agreement by and between Patterson Companies, Inc. and Scott P. Anderson, dated June 1, 2017.

99	Press Release of Patterson Companies, Inc., dated June 1, 2017.